Exhibit (a)(1)(T)

Form of Email Notice Confirming Acceptance of Eligible Options

From:	Sarah Sardella
Subject:	Confirmation of Acceptance of Eligible Options
To:	Eligible Participant
Date:	November 17, 2022

Thank you for submitting your Election Form pursuant to the Offer to Exchange Eligible Options for New Restricted Stock Units, dated October 19, 2022 (the “Offer Documents”). With this letter, we confirm that TCR2 Therapeutics Inc. (“TCR2”) has accepted the Eligible Options listed on your Election Form for exchange in the Exchange Offer.

Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Options will be cancelled and New RSUs will be granted to you. Your New RSUs will appear shortly in the Company’s online stock option portal (Fidelity NetBenefits) and your restricted stock unit agreement(s) will be available for review.

If you have any questions, please contact AskHR@tcr2.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer documents.